Exhibit 1.2

Pricing Agreement

Goldman, Sachs & Co.,
As representative of the several Underwriters
named in Schedule I hereto,
c/o Goldman, Sachs & Co.,
85 Broad Street,
New York, New York 10004.

September 3, 2008

Ladies and Gentlemen:

The shareholders of Lazard Ltd, a company incorporated under the laws of Bermuda (the “Company”), named in Schedule II hereto (the “Selling Shareholders”) propose, subject to the terms and conditions stated herein and in the Underwriting Agreement, dated September 2, 2008 (the “Underwriting Agreement”), among the Company, the Selling Shareholders, Lazard Group LLC, a Delaware limited liability company, and the Underwriters named in Schedule I hereto (the “Underwriters”), to sell to the Underwriters an aggregate of 6,442,721 Firm Shares and, at the election of the Underwriters, up to 715,858 Optional Shares as specified in Schedule II hereto.

Each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Pricing Agreement, except that each representation and warranty which refers to the Prospectus in Sections 1 and 2 of the Underwriting Agreement shall be deemed to be a representation or warranty as of the date of the Underwriting Agreement in relation to the Prospectus (as therein defined), and also a representation and warranty as of the date of this Pricing Agreement in relation to the Prospectus as amended or supplemented relating to the Shares which are the subject of this Pricing Agreement and that the representations and warranties set forth in Sections 1(c), (f), (g), (i), (q), (r) and (t) in the Underwriting Agreement that are in the future tense shall be deemed to be made in the past or present tense, as applicable, when such provisions are incorporated herein by reference.  Each reference to the Representative herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you.  Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined.

Subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated herein by reference, (a) each of the Selling Shareholders agrees, severally and not jointly, to sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from each of the Selling Shareholders, at a purchase price per Share of $35.6125 the number of Firm Shares (to be adjusted by you so as to eliminate fractional shares) determined by multiplying the aggregate number of Firm Shares to be sold by each of the Selling Shareholders as set forth opposite their respective names in Schedule II hereto by a fraction, the numerator of which is the aggregate number of Firm Shares to be purchased by such Underwriter as set forth opposite the name of such Underwriter in Schedule I hereto and the denominator of which is the aggregate number of Firm Shares to be purchased by all of the Underwriters from the Selling Shareholders hereunder and (b) in the event and to the extent that the Underwriters shall exercise the election to purchase Optional Shares as provided below, each of the Selling Shareholders agrees to sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from each of the Selling Shareholders at the purchase price per Share set forth in clause (a) above, that portion of the number of Optional Shares as to which such election shall have been exercised (to be adjusted by you so as to eliminate fractional shares) determined by multiplying the aggregate number of Optional Shares to be sold by each of the Selling Shareholders as set forth opposite their respective names in Schedule II hereto by a fraction, the numerator of which is the maximum number of Optional Shares which such Underwriter is entitled to purchase as set forth opposite the name of such Underwriter in Schedule I hereto and the denominator of which is the maximum number of Optional Shares that all of the Underwriters are entitled to purchase hereunder.

Subject to and in accordance with Section 3 of the Underwriting Agreement, the Selling Shareholders, as and to the extent indicated in Schedule II hereto, hereby grant to the Underwriters the right to purchase at their election up to 715,858 Optional Shares, at the purchase price per Share set forth above.

For the Purposes of this Agreement and the Underwriting Agreement, the “Applicable Time” is 4:30 p.m. (Eastern Time) on the date of this Agreement.  The time and date of the delivery and payment shall be, with respect to the Firm Shares, 9:30 a.m., New York City time, on September 9, 2008.

If the foregoing is in accordance with your understanding, please sign and return to us five counterparts hereof, and upon acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters, the Company and each of the Selling Shareholders.

                            Very truly yours,

Lazard Ltd
By:
/s/ Michael J. Castellano
Name: Michael J. Castellano
Title: Managing Director and Chief Financial Officer

Each Selling Shareholder named in Schedule II to this Agreement

By:	/s/ Michael J. Castellano
Name: Michael J. Castellano
Title: Attorney-in-Fact

As Attorney-in-Fact acting on behalf of each of the Selling Shareholders named in Schedule II to this Agreement.

Accepted as of the date hereof:

Goldman, Sachs & Co.
By:	/s/ Goldman, Sachs & Co.
(Goldman, Sachs & Co.)

On behalf of each of the Underwriters